[Marathon Oil Corporation Logo]

MARATHON ANNOUNCES RESULTS
FOR ITS DUTCH AUCTION CASH TENDER OFFER

HOUSTON, April 20, 2010 – Marathon Oil Corporation (NYSE: MRO) announced today that approximately $431,270,000 in aggregate principal amount of notes were validly tendered and not validly withdrawn prior to 5:00 p.m. EDT on April 19, 2010, the Dutch Auction Offer expiration date, pursuant to its previously announced cash tender offer to purchase, under certain conditions, its outstanding 6.000% Senior Notes due 2017, 5.900% Senior Notes due 2018 and the 7.500% Debentures due 2019, as more fully set forth below.

The $431,270,000 in aggregate principal amount of notes subject to the Dutch Auction Offer that were validly tendered and not validly withdrawn exceeds the maximum principal amount of debt to be purchased pursuant to the Dutch Auction Offer of $286,094,000. Marathon has accepted for purchase, on a prorated basis as set forth in the Offer to Purchase, $286,094,000 aggregate principal amount of notes validly tendered and not validly withdrawn. Pursuant to the terms of the Dutch Auction Offer, Marathon determined that the Clearing Premium for the Dutch Auction Offer was 15 basis points. The applicable Dutch Auction Offer Total Consideration and Dutch Auction Offer Tender Consideration for each series of notes, calculated on the basis of the Clearing Premium and the applicable Dutch Auction Offer Yields, are set forth in the table below. Marathon expects to make payment for all notes accepted for purchase in same-day funds on April 21, 2010. Following the completion of the Dutch Auction Offer, Marathon will have retired $500 million of notes pursuant to the Any and All Offer and the Dutch Auction Offer.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted	Percentage of Outstanding Amount Tendered	Dutch Auction Offer Total Consideration	Dutch Auction Offer Tender Consideration
Dutch Auction Offer
6.000% Senior Notes due 2017	565849AD8	$750,000,000	$102,563,000	$67,989,000	9.07%	$1,076.02	$1,046.03
5.900% Senior Notes due 2018	565849AF3	$1,000,000,000	$159,041,000	$105,560,000	10.56%	$1,069.94	$1,039.94
7.500% Debentures due 2019	565849AH9	$800,000,000	$169,666,000	$112,545,000	14.07%	$1,170.63	$1,140.63

The terms and conditions of the Dutch Auction Offer, including the conditions of Marathon’s obligation to accept the notes tendered and to pay the Dutch Auction Offer Total Consideration or Dutch Auction Offer Tender Consideration plus accrued and unpaid interest, are set forth in the Offer to Purchase dated March 22, 2010 and the related Letter of Transmittal.

J.P. Morgan Securities Inc. and Goldman, Sachs & Co. served as the Dealer Managers, and Global Bondholder Services Corporation served as the Depositary and Information Agent for the tender offer.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which was made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal.

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This release contains forward-looking statements with respect to the timing and principal amount of debt to be purchased in the offer, including certain terms and conditions of the offer.  Although Marathon believes that the expectations contained in this release are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct.  Actual results may differ materially from the anticipated results or expectations expressed in this release.  In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Forms 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103
	John Porretto	713-296-4102
Investor Relations Contacts:	Howard Thill	713-296-4140
	Chris Phillips	713-296-3213